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                                                                   EXHIBIT 10.22



                               GUIDANT CORPORATION

                       AMENDED ECONOMIC VALUE ADDED (EVA)

                                  AND MILESTONE

                                   BONUS PLAN



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                                    ARTICLE I

                        STATEMENT OF PURPOSE AND SUMMARY

The purpose of the Plan is to provide a system of bonus compensation for the employees of Guidant Corporation and subsidiaries that will promote the maximization of shareholder value over the long term by linking performance incentives to increases in shareholder value and other objectives. The Plan ties bonus compensation to changes in the economic value added or achievement of other milestones, and thereby rewards employees for long-term, sustained improvement in shareholder value.

                                   ARTICLE II

                          DEFINITIONS OF CERTAIN TERMS

Unless the context requires a different meaning, the following terms shall have the following meanings:

2.1      "Company" means Guidant Corporation and its subsidiaries.

2.2 "Committee" means the Compensation Committee, the members of which shall be selected by the Board of Directors from among its members.

2.3 "Declared Bonus" means the Declared EVA Bonus, as defined in Article IV, or Declared Milestone Bonus, as defined in Article V.

2.4 "Disability" means the time at which a Participant becomes eligible for a payment under a company-sponsored extended disability plan, assuming eligibility to participate in that plan.

2.5 "Milestone" means any financial or non-financial performance measure designated by the Committee to determine the bonus for a Participant under the Plan.

2.6 "Participant" means any employee of the Company designated by the Committee as a participant in the Plan with respect to any Plan Year.

2.7 "Plan" means this Guidant Corporation Economic Value Added (EVA) and Milestone Bonus Plan.

2.8      "Plan Year" means the applicable calendar year.

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2.9      "Retirement" means the cessation of employment on or after the earlier of (i) attainment of age sixty-five (65), or (ii) the date on which the sum of the Participant's age plus Years of Service (as defined in The Guidant Employee Savings and Stock Ownership Plan) equals eighty (80) or as the Committee may, in its discretion, determine.

                                   ARTICLE III

                        DEFINITION AND COMPONENTS OF EVA

The following terms set forth the calculation of economic value added ("EVA") and the components of calculating EVA. EVA is calculated on a monthly basis. The aggregate of the monthly EVA amounts during a Plan Year is used in determining the bonuses earned by Participants under the Plan, as set forth in Article IV.

3.1 "EVA" means the excess Net Income that remains after subtracting the Capital Charge.

3.2 "Net Income" means the after tax operating earnings of the Company for the Plan Year.

3.3 "Capital Charge" means the deemed opportunity cost of employing Capital for the Company. The Capital Charge is calculated by multiplying Capital employed times the Cost of Capital.

3.4 "Capital" means certain assets employed in the operations of the Company. These assets include receivables and inventories net of allowances, intangible assets, and property, plant and equipment net of accumulated depreciation.

3.5 "Cost of Capital" is the percentage calculated from the weighted average Cost of Debt and Cost of Equity; however, the Committee may, in its sole discretion, elect to use the Company's target Cost of Capital. Cost of Capital for each Plan Year is determined by reference to the percentage calculated at the end of October of the prior Plan Year.

3.6 "Cost of Debt" is the marginal long-term borrowing rate of the Company times (one minus the tax rate).

3.7 "Cost of Equity" is the risk-free rate plus (beta times the market risk premium).

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                                   ARTICLE IV

                   DEFINITION AND COMPUTATION OF THE EVA BONUS

The Committee may elect to set bonuses for a Plan Year under the Plan based on the actual "EVA Improvement" for the Plan Year. The result produced is referred to as the "Bonus Multiple," which is multiplied by the Participant's "Target EVA Bonus" amount established for the year to produce the actual bonus earned. The actual bonus amount, referred to as the "Declared EVA Bonus," is paid out in the manner provided below in Article VI.

4.1 Target EVA Bonus. The Target EVA Bonus Awards will be determined according to a schedule determined by the Committee that associates job responsibilities with a specified dollar amount of Target EVA Bonus. If a Participant moves from one Target EVA Bonus to another during a Plan Year by virtue of a change in job responsibilities, he or she will receive an award that is pro-rated according to time. The Target EVA Bonus will be based on the currency in which the highest portion of base pay is regularly paid.

4.2 Declared EVA Bonus. A Declared EVA Bonus is the Target EVA Bonus times the Bonus Multiple.

4.3 Bonus Multiple. The Bonus Multiple is a percentage of EVA Improvement compared to Target Improvement as defined by a scale determined by the Committee.

4.4 EVA Improvement. The EVA Improvement is the actual EVA for the Plan Year minus the actual EVA for the prior Plan Year.

4.5 Targeted Improvement. The Targeted Improvement is the improvement in EVA for the Plan Year over the prior Plan Year as periodically set by the Committee and is used to assure that a minimum level of improvement is achieved from year to year in order to earn target awards.

4.6 Leverage Factor. The Leverage Factor determines the rate of change in bonuses as EVA Improvement surpasses or falls short of the Targeted Improvement, determined by the Committee from an evaluation of the long term performance variability for Guidant and peer companies.

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                                    ARTICLE V

                                MILESTONE BONUSES

In addition to, or instead of, setting bonuses for a Plan Year under the Plan based on EVA Improvement, the Committee may determine other Milestones. Milestones may be measured in terms of an absolute measure or relative to a designated peer group or index of comparable companies. The Milestone may be tied to performance of the Company or any subsidiary, division or business unit, or any combination thereof. For any Milestone-based bonus, the Committee will set a "Target Milestone Bonus" for the Plan Year. The actual bonus amount, referred to as the "Declared Milestone Bonus," is paid out in the manner provided below in Article VI.

5.1 Target Milestone Bonus. The Target Milestone Bonus will be determined according to a schedule determined by the Committee that associates levels of Milestone achievement with a specific dollar amount of Target Milestone Bonus. If a Participant has a change in job responsibilities during a Plan Year, the Committee has the discretion to change the Participant's Milestone or Target Milestone Bonus and may calculate the Declared Milestone Bonus based on pro-rated achievement of the different Milestones in effect during the Plan Year.

5.2 Declared Milestone Bonus. A Declared Milestone Bonus is determined in accordance with the schedule of Target Milestone Bonuses approved by the Committee, which may provide for a partial bonus payment for partial achievement of a Milestone and additional bonus payments if a Milestone is exceeded.

                                   ARTICLE VI

                               PLAN ADMINISTRATION

6.1 Time of Payment. Payment of the Declared Bonus will be made before March 1 of the year following the Plan Year. Payments under any deferred compensation plan will be eligible for deferral as may be allowed by such plan.

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6.2      Certification of Results. Before any amount is paid under the Plan, the
         Committee shall certify the calculation of EVA and other Milestones for the Plan Year and the satisfaction of all other material terms of the calculation of the Declared Bonus.

6.3 New Hires, Promotions. New hires or individuals promoted who are first selected for participation by the Committee effective on a date other than January 1 will participate on a pro-rata basis in their first year of participation, based on the Declared Bonus determined for the Plan Year, pro-rated for that period of the year during which the Participant was selected for participation in the Plan.

6.4 Termination of Employment. If a Participant ceases employment with the Company before the end of a Plan Year (or later, as may be determined by the Committee) for reasons other than Retirement, Disability or death, the Participant shall receive no bonus for that Plan Year.

6.5 Retirement, Disability or Death. If a Participant ceases employment with the Company because of Retirement, Disability or death, the Participant or personal representative, as the case may be, shall receive full payment of his or her bonus based on the Declared Bonus determined for the Plan Year but pro-rated for that period of the year during which the Participant was an active employee of the Company.

                                   ARTICLE VII

                                   LIMITATIONS

7.1 No Continued Employment. Neither the establishment of the Plan nor the grant of an award hereunder shall be deemed to constitute an express or implied contract of employment of any Participant for any period of time or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any employee with or without notice or cause at any time.

7.2 No Vested Rights. Except as expressly provided herein, no employee or other person shall have any claim of right (legal, equitable, or otherwise) to any award, allocation, or distribution or any right, title, or vested interest in any bonus amounts prior to payment and no officer or employee of

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         the Company or any other person shall have any authority to make representations or agreements to the contrary. No interest conferred herein to a Participant shall be assignable or subject to claim by a Participant's creditors.

7.3 Non-alienation. Except as provided in Subsection 6.1, no Participant or other person shall have any right or power, by draft, assignment, or otherwise, to mortgage, pledge or otherwise encumber in advance any payment under the plan, and every attempted draft, assignment, or other disposition thereof shall be absolutely void.

                                  ARTICLE VIII

                               COMMITTEE AUTHORITY

8.1 Authority to Interpret and Administer. Except as otherwise expressly provided herein, full power and authority to interpret and administer this Plan shall be vested in the Committee. The Committee may from time to time make such decisions and adopt such rules and regulations for implementing the Plan as it deems appropriate for any Participant under the Plan. Any decision taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through Participants. The Committee may, to the extent it deems appropriate, make adjustments to the calculation of EVA or other Milestone to exclude the effect of acquisitions or divestitures, or other unusual or unanticipated charges or credits.

8.2 Committee Discretion to Revise Rates and Amounts. The Committee may, in its sole discretion, revise the various rates, amounts and percentages provided in the Plan from time to time (including, without limitation, with respect to each of the foregoing defined terms), provided that the methods and assumptions used in making such determinations shall be established and applied by the Committee on the basis of reasonable, objective criteria that are applied in a uniform manner from Plan Year to Plan Year.

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8.3      Financial and Accounting Terms. Except as otherwise provided, financial and accounting terms, including terms defined herein, shall be determined by the Committee in accordance with generally accepted accounting principles and as derived from the audited consolidated financial statements of the Company, prepared in the ordinary course of business.

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.1 Withholding of Taxes. The Company shall have the right to withhold the amount of taxes which in the sole determination of the Company are required to be withheld under law with respect to any amount due or payable under the Plan.

9.2 Expenses. All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

9.3 No Prior Right or Offer, No Right to Employment. Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any employee any contractual or other right to participate in the benefits of the Plan. No award to any such Participant in any Plan Year shall be deemed to create a right to receive any award or to participate in the benefits of the Plan in any subsequent Plan Year.

9.4 Rights Personal to Employee. Any rights provided to an employee under the Plan shall be personal to such employee, shall not be transferable, except by will or pursuant to the laws of descent or distribution, and shall be exercisable during his or her lifetime, only by such employee, or a court-appointed guardian for the employee.

9.5 Non-Allocation of Award. In the event of a suspension of the Plan in any Plan Year, as described in Section 9.7, no awards under the Plan for the Plan Year during which such suspension occurs shall affect the calculation of awards for any subsequent period in which the Plan is continued.

9.6 Notices. Any notice to be given to the Company or Committee pursuant to the provisions of the Plan shall be in writing and directed to Secretary, Guidant Corporation, P.O. Box 44906, Indianapolis, IN 46244.

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9.7      Amendment and Termination. This Plan may be amended, suspended or terminated at any time at the discretion of the Board of Directors of Guidant Corporation, and may, except for this Section 9.7, be amended at any time by the Committee.

9.8 Governing Law. This Plan shall be governed by and construed in accordance with the provisions of the laws of the State of Indiana.